Exhibit 10(e)

AMENDMENT TO THE WELLS FARGO & COMPANY
DIRECTORS STOCK COMPENSATION AND DEFERRAL PLAN

      The Wells Fargo & Company Directors Stock Compensation and Deferral Plan (the “Plan”) is amended effective January 1, 2004 as follows:

      1.     Article II. of the Plan is amended by deleting the words “Stock Option Gains” from the definitions of Deferred Stock Account and Eligible Compensation and by deleting the definition of Stock Option Gain without replacement.

      2.     Article IV. C. of the Plan is deleted in its entirety without replacement.

      3.     The second sentence in Article VI. A. of the Plan is amended to read in full as follows:

      “A Deferral Election, once made, will be irrevocable except as provided for in Article VI. E. of the Plan with respect to the time distributions will commence, and will apply to the Deferral Year for which it was made.”

      4.     Article VI. B. 3. of the Plan is deleted in its entirety without replacement and the remaining subsection are renumbered accordingly.

      5.     Article VI. C. 2. of the Plan is deleted in its entirety without replacement and the remaining subsections are renumbered accordingly.

      6.     The second sentence of Article VI. D. 1. of the Plan is deleted in its entirety without replacement.

      7.     The first sentence of Article VI. D. 3. of the Plan is amended to read in full as follows:

      “Any Cash Compensation, Formula Stock Awards or Retirement Conversion Amounts that are deferred into the Deferred Stock Account will receive a credit to the Deferred Stock Account on the date the Cash Compensation, Formula Stock Award or Retirement Conversion Amount would have otherwise been paid or realized.”

      8.     Article VI. E. 1. of the Plan is amended to read in full as follows:

               1.     Distribution from the Deferred Cash Account.     A Deferral Participant’s Deferred Cash Account will be distributed in cash. Distributions will be made in a lump sum or in up to 10 annual installments, as specified in the Deferral Participant’s Deferral Election, as of: i) March 1 of the first calendar year following termination of the Deferral Participant’s service as a Non-Employee Director, or ii) March 1 of any other year elected by the Deferral Participant which begins at least 12 months following the year in which the deferred compensation would otherwise have been received, or iii) July 1 of the calendar year in which the Deferral Participant’s service as a Non-Employee Director terminates if such termination occurs on or before June 30; provided, however, that if July 1 installments are elected, subsequent annual installments shall be payable as of March 1 of each year thereafter. The amount of each installment distribution will be equal to the total amount of the account divided by the number of installments remaining to be made, including the current installment. Notwithstanding the foregoing, a Deferral Participant, while still a member of the Board, may elect one time to defer commencement of distribution of a Deferred Cash Account until March 1 of any year so long as the new distribution commencement date (i.e., March 1 of the year so elected) is at least 36 months beyond the original March 1 distribution commencement date or 44 months beyond the original July 1 distribution commencement date, as applicable. To be effective, the election must be made by the Deferral Participant at least 12 months prior to the original March 1 or July 1 distribution commencement date, as applicable. A new distribution commencement election shall not change the form of distribution (lump sum or installments) originally elected by the Deferral Participant.

      9     Article VI. E. 2. of the Plan is amended to read in full as follows:

               2.     Distribution from the Deferred Stock Account.     A Deferral Participant’s Deferred Stock Account will be distributed in whole shares of Common Stock. Distributions will be made in a lump sum or in up to 10 annual installments as specified in the Deferral Participant’s Deferral Election, as of: i) March 1 of the first calendar year following termination of the Deferral Participant’s service as a Non-Employee Director, or ii) March 1 of any other year elected by the Deferral Participant which begins at least 12 months following the year in which the deferred compensation would otherwise have been received, or iii) July 1 of the calendar year in which the Deferral Participant’s service as a Non-Employee Director terminates if such termination occurs on or before June 30; provided, however, that if July 1 installments are elected, subsequent annual installments shall be payable as of March 1 of each year thereafter. The amount of each installment distribution will be equal to the total amount of the account divided by the number of installments remaining to be made, including the current installment, rounded up to the nearest whole share and the whole number of shares so distributed shall be deducted from the total amount of the account. The final distribution will be rounded up to the nearest whole share. Notwithstanding the foregoing, a Deferral Participant, while still a member of the Board, may elect one time to defer commencement of distribution of a Deferred Stock Account until March 1 of any year so long as the new distribution commencement date (i.e., March 1 of the year so elected) is at least 36 months beyond the original March 1 distribution commencement date or 44 months beyond the original July 1 distribution commencement date, as applicable. To be effective, the election must be made by the Deferral Participant at least 12 months prior to the original March 1 or July 1 distribution commencement date, as applicable. A new distribution commencement election shall not change the form of distribution (lump sum or installments) originally elected by the Deferral Participant.

      10.     The last sentence of Article VI. E. 4. of the Plan is amended by deleting the words “Deferred Formula Stock Award Account and Deferred Stock Option Gain Account” without replacement.

      11.     Article XI. of the Plan is amended by the addition of new Section C. to read in full as follows:

               C.      Severability.  If any provision of the Plan is determined to be illegal or invalid (in whole or in part) for any reason, or if legislative, Internal Revenue Service, Department of Labor, court or other action could in the opinion of the Plan Administrator cause a provision to be interpreted so as to cause Participants in the Plan to be in constructive receipt of amounts in their Deferred Cash or Stock Accounts for U.S. federal income tax purposes, the Plan shall be construed and enforced as if the provision had not been included in the Plan.